Registration No. 333-

     As filed with the Securities and Exchange Commission on August 12, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      Abigail Adams National Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                                         52-1508198
 (State of Incorporation)                     (IRS Employer Identification No.)

                               1627 K Street, N.W.
                             Washington, D.C. 20006
                    (Address of Principal Executive Offices)

                      Abigail Adams National Bancorp, Inc.
                        1996 Directors Stock Option Plan
                            (Full Title of the Plan)

                                   Copies to:
Barbara Davis Blum                               Melissa Allison Warren, Esquire
President and Chief Executive Officer            Ober, Kaler, Grimes & Shriver
1627 K Street, N.W.                              120 E. Baltimore Street
Washington, D.C.  20006                          Baltimore, Maryland 21202
(202) 466-4090                                   (410) 685-1120
(Name, Address and Telephone Number of Agent for Service)

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

      Title of                        Proposed        Proposed
     Securities        Amount         Maximum         Maximum        Amount of
        to be          to be       Offering Price    Aggregate     Registration
     Registered     Registered(1)   Per Share(2)   Offering Price        Fee
--------------------------------------------------------------------------------
Common Stock        7,920 shares        $12.06        $95,535          $28.95

Common Stock         7,920               N/A            N/A               N/A
Purchase Rights(3)
--------------------------------------------------------------------------------
(1) Together with such indeterminate number of additional shares as may be issuable to avoid dilution as the result of a stock split, stock dividend or similar adjustment of the Common Stock pursuant to 17 C.F.R. Section 230.416(a).

(2) Estimated pursuant to Rule 457(h)(l) solely for the basis of calculating the registration fee, based on the average of the high and low price as reported by Nasdaq National Market on August 6, 1997.

(3) The Common Stock Purchase Rights will be attached to and trade with shares of the Common Stock of the Company.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

Part II

Item 3.  Incorporation of Documents by Reference

         The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB (Commission File No. 0-10971) for the fiscal year ended December 31, 1996, which includes the consolidated balance sheets of the Company and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the related notes and reports of independent certified public accountants dated January 17, 1997 and January 26, 1996 and filed with the Commission on March 31, 1997.

         (b) The Registrant's Form 10-QSB Reports for the fiscal quarter ended March 31, 1997 (Commission File No. 0-10971), filed with the Commission on May 15, 1997.

         (c) The "Description of Capital Stock" section in the Company's Registration Statement on Form SB-2 (Registration No. 333-05073), as amended, filed with the Commission on June 3, 1996.

         All documents  filed by the  Registrant  pursuant to Sections 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Neither the named experts or counsel referenced below have an interest in the Registrant.

         The consolidated financial statements of Abigail Adams National Bancorp, Inc. at December 31, 1996, and for the year ended December 31, 1996 included (incporated by reference) in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Abigail Adams National Bancorp, Inc. as of December 31, 1995, and for each of the years in the two-year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The validity of the Common Stock offered hereby has been passed upon by Ober, Kaler, Grimes & Shriver, 120 E. Baltimore Street, Baltimore, Maryland 21202, counsel for the Registrant.

Item 6.  Indemnification of Directors and Officers

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits Delaware corporations to include in their certificates of incorporation a provision limiting directors' liability for monetary damages for breach of the duty of care. Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify each of the present or former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

         Article FOURTEENTH of the Company's Certificate of Incorporation, as amended, limits the liability of the Company's directors to the Company or its shareholders for monetary damages for certain breaches of fiduciary arising out of certain aspects of the director's conduct. Article XI of the Company's By-laws permits indemnification of officers and directors to the fullest extent permitted by law.

         The Company maintains officers' and directors' liability insurance in the amount of $5,000,000.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  List of Exhibits

         The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

         5 Opinion of Ober, Kaler, Grimes and Shriver as to the legality of the Common Stock.

         10 Abigail Adams National Bancorp, Inc. 1996 Directors Stock Option Plan (incorporated by reference to Exhibit No. 10.6 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996).

         23.1 Consent of Ober, Kaler, Grimes & Shriver (contained in the opinion included as






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                  Exhibit 5).

         23.2     Consent of Arthur Andersen LLP.

         23.3     Consent of KPMG Peat Marwick LLP.

         24       Power of Attorney (located in the signature pages).

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement unless the information required by
(i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 of the Exchange Act that are incorporated by reference into this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plans;

         4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Abigail Adams National Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, this 8th day of August, 1997.


                      ABIGAIL ADAMS NATIONAL BANCORP, INC.


                                        By:  /s/ Barbara Davis Blum
                                             ----------------------
                                              Barbara Davis Blum
                                              Chairwoman of the Board, President
                                                 and Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose individual signature appears below hereby makes, constitutes and appoints Barbara Davis Blum to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

        Name                                Title                     Date
        ----                                -----                     ----

/s/ Barbara Davis Blum       Chairwoman of the Board, President
Barbara Davis Blum              and Chief Executive Officer     August 8, 1997
(Principal executive officer)

/s/ Shireen L. Dodson                     Director              August 11, 1997
Shireen L. Dodson


/s/ Susan Hager                           Director              August 8, 1997
Susan Hager


/s/ Jeanne Hubbard                        Director              August 8, 1997
Jeanne Hubbard

/s/ Clarence L. James, Jr.               Director            August 12, 1997
Clarence L. James, Jr.


/s/ Steve Protulis                       Director            August 11, 1997
Steve Protulis


/s/ Marshall T. Reynolds                Director             August 8, 1997
Marshall T. Reynolds


/s/ Robert L. Shell, Jr.                Director             August 8, 1997
Robert L. Shell, Jr.


/s/ Dana B. Stebbins                    Director             August 11, 1997
Dana B. Stebbins


/s/ Susan J. Williams                   Director             August 8, 1997
Susan J. Williams


/s/ Kimberly J. Levine            Senior Vice President,     August 11, 1997
Kimberly J. Levine                 Treasurer and Chief
(Principal financial and             Financial Officer
  accounting  officer)

                                  EXHIBIT INDEX


                                                                              Sequentially
                                                                                Numbered
Exhibit                                                                          Page
No.      Description                        Method of Filing                    Location
---      -----------                        ----------------                    --------

5        Opinion of Ober, Kaler, Grimes &   Filed herewith
         Shriver

10       Abigail Adams National Bancorp,    Incorporated By Reference            Not Applicable
         Inc. 1996 Directors Stock Option
         Plan

23.1     Consent of Ober, Kaler, Grimes &   Located in Exhibit 5 herewith        Not Applicable
         Shriver

23.2     Consent of Arthur Andersen LLP     Filed herewith

23.3     Consent of KPMG Peat Marwick       Filed herewith
         LLP

24       Power of Attorney                  Located in the Signature Pages       Not Applicable

